Notarial Deed No 2903/1994 M

                              S t u t t  g a r t

                                 Executed on


                              October 13, 1994


                                Before me, the



                           	Notary Krafft D. Most
                       	with office in Konigstrasse 84,
                               	70173 Stuttgart,

                        	appeared today in Kriegsberg -
                         	strasse 11, 70174 Stuttgart,

                     	to where I betook myself upon request:


                         	1.	Dr. Ing.Hartmut Benckert,
                           		business address Max-Eyth-Strasse 10,
                           		72631 Aichtal,

                         	2.	Mr. Waldemar Thoma,
                           		business address Max-Eyth-Strasse 10,
                           		72631 Aichtal,
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	not acting in their own names, but the appeared No. 1 in his capacity as Geschaftsfuhrer with power of joint representation, the appeared No. 2 in his capacity as Procurist with power of joint representation, of Putzmeister-Werk Maschinenfabrik GmbH, registered in the Commercial
 Register of the Municipal Court Nurtingen under HRB 371,

			- hereinafter "PMW" -

                          	3.	Mr. Peter Erbacher, attorney,
                              business address Myliusstrasse 33-37,
                              60323 Frankfurt am Main,

	not acting in his own name, but for ASTEC Industries, Inc., Tennessee, U.S.A. on the basis of a notarized power of attorney dated September 26, 1994, the original of which was presented at the notarisation and a certified copy of which is attached hereto,

			- hereinafter "ASTEC" -


	4.	Dr. Gunter Eschner,
		  business address Max-Eyth-Strasse 10,
  		72631 Aichtal,

	5.	Mrs. Erika Mack,
	  	business address Max-Eyth-Strasse 10,
  		72631 Aichtal,

	not acting in their own names, but the appeared No. 4 in his capacity as Geschaftsfuhrer with power of joint representation, the appeared No. 5 in her capacity as Procurist with power of joint representation, of Grundauer Asphalt-Mischanlagen Verwaltungs-Gmbh, registered in the Commercial Register of the Municipal Court Gelnhausen under HRB 2037, this company in turn acting in its capacity as sole general partner of WIBAU Maschinen GmbH & Co. Kommanditgesellschaft, registered in the
 Commercial Register of the Municipal Court of Gelnhausen under HRA 1857

			- hereinafter "WIBAU" -


	The persons appearing identified themselves as follows:

	The person appearing to 1 by submitting his German identity card; The person appearing to 2 by submitting his Passport;
	The person appearing to 3 by submitting his German identity card; The person appearing to 4 by submitting his German identity card; The person appearing to 5 by submitting his German identity card;

	The persons appearing then asked for notarisation of the following

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                 GmbH-SHARE PURCHASE AND TRANSFER AGREEMENT


                                    I.
                                 Preamble

(1)	In the Commercial Register of the Municipal Court Gelnhausen the company with limited liability

                     WIBAU-ASTEC Maschinenfabrik GmbH

	(hereinafter "WAG") with seat in Grundau-Rothenbergen is registered under HRB 2216.

(2)	The fully paid up stated share capital of WAG is DM 8 million and is divided into 7 shares, namely one in the nominal amount of DM 50,000.--, one in the nominal amount of DM 1,950,000, one in the nominal amount of DM 2 million and four in the nominal amount of DM 1 million each.

	The share in the nominal amount of DM 50,000,-- and the four shares in the nominal amount of DM 1 million are paid up in cash; the shares in the nominal amount of DM 1,950,000 and DM 2 million are paid up by contributions in kind.

(3)	In the stated share capital of WAG, PMW holds 50 %, namely four shares in the nominal amounts of DM 50,000, DM 1,950,000,--and two shares in the nominal amounts of DM 1,000,000 each.

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                                    II.
                                 SECTION 1
                         Non-Refundable Contribution

(1)	In the financial year 1993 and in the current financial year 1994 WAG has suffered losses in a significant amount. For the purpose of balancing these losses as well as PMW's share of possible future liabilities and losses, and for the preservation of WAG, PMW shall make a non-refundable cash contribution to the reserves of WAG in the amount of DM 6,300,000
 (in words: German Marks six million three hundred thousand).

(2)	The payment by PMW pursuant to para. (1) above shall be due
 simultaneously (Zug um Zug) upon effective indemnification of PMW pursuant to Section 2 below.

(3)	PMW shall pay the non-refundable contribution pursuant to the above within 10 days after execution of this Agreement to Boden Oppenhoff Rasor Raue as trustee to their account No. 589 2625 at Commerzbank AG Frankfurt am Main, bank code 500 400 00.

 Boden Oppenhoff Rasor Raue shall invest the amount in a trust account as daily funds. Boden Oppenhoff Rasor Raue shall release the amount plus interest accrued thereon to WAG

	a)	after receipt of the complete and effective release statements of the banks listed in Section 2, if and to the extent they become effective subject to the condition precedent that PMW shall have paid the non-refundable contribution of DM 6.3 Million to a trust account of
 Boden Oppenhoff Rasor Raue

	and

	b)	after receipt of the purchase price from ASTEC pursuant to the provision in Article III Section 2 in the amount of DM 100,000, which is to be surrendered to PMW together with the release statements of the banks pursuant to a) above.

(4)	If the conditions for the release of the non-refundable contribution by
 Boden Oppenhoff Rasor Raue to WAG have not been fulfilled by December 15, 1994, Boden Oppenhoff Rasor Raue shall immediately repay the amount of DM 6.3 Million plus interest accrued thereon to PMW.

                                  Section 2
                                  Indemnity

(1)	PMW has for the benefit of WAG

a)	given a guarantee for failure of payment to Bankhaus Sal. Oppenheim
 Jr. & Cie., 60078 Frankfurt am Main, on December 9, 1993 up to a maximum of DM 675,000,-- plus accrued interest in the amount of Libor plus 1%;

b)	given a surety to Dresdner Bank AG, Filiale Gelnhausen, 63552 Gelnhausen,
 on December 23, 1993 in the amount of DM 7.5 million plus related charges;

c)	given a surety to Berliner Handels - und Frankfurter Bank, 60323
 Frankfurt am Main, on December 23, 1993 in the amount of DM 5 million plus related charges;

d)	given a surety to Bayerische Vereinsbank AG, Niederlassung Frankfurt am
 Main, on January 10, 1994 in the amount of DM 5 million plus related charges.

(2)	ASTEC undertakes to cause the aforementioned bank institutes to ultimately and unconditionally release PMW from the aforementioned sureties and guarantee including all interest, costs and any other related charges with effect for the past, presence and future.

                                    III.
                             Purchase Agreement


                                  Section 1
                                Object of Sale


(1)	Subject to the condition precedent, that Boden Oppenhoff Rasor Raue shall have received the release statements pursuant to the provision of
 Article II Section 2 and the purchase price shall have been paid in accordance with the provision of Article III Section 2, PMW hereby sells to ASTEC the four shares referred to in the Preamble in the nominal amounts of DM 50,000, DM 1,950,000 and the two shares in the nominal amounts of DM 1 Million, provided that the assignment of such shares from PMW to ASTEC shall take place at the time such conditions precedent were fulfilled. ASTEC hereby accepts such sale and assignment. Title to the Shares shall pass to ASTEC immediately upon fulfillment of the condition precedent.

(2)	The Shares are sold together with all rights and obligations pertaining thereto, including the rights to all profits since the formation of WAG.


                                 Section 2
                               Purchase Price

(1)	The purchase price for the shares sold pursuant to Section 1 is DM 100.000
 (in words: one hundred thousand German Marks) and is due for payment ten days since execution of this Agreement to Boden Oppenhoff Rasor Raue as escrow agent.

(2)	The result of tax audits of WAG for the period until the transfer of the shares shall be without effect for the provisions laid down in this Agreement. In particular, PMW is not entitled to and has no obligation from altered profit and loss statements of the preceding years.


                                   Section 3
                  Warranties of PMW/Indemnifications by ASTEC

(1)	PMW represents and warrants that it is the owner of the sold shares, that such shares are not encumbered with rights of third parties and that PMW is free to dispose of such shares. Furthermore, PMW represents and warrants that all shares created by capital increases for contributions in cash have been fully paid up. Beyond this, PMW excludes any warranty for the sold shares as far as legally possible.

(2)	ASTEC shall indemnify and hold harmless PMW and WIBAU from all liabilities, risks and hazards, whether reflected or not reflected in the balance sheets, that are relative to WAG and the former asphalt plant business contributed by WIBAU by contract dated March 18, 1993 - Notarial Deed No. 448/1993 of the Notary Dr. Jauch, Stuttgart - irrespective of whether they are reflected or not reflected in the takeover balance sheet made as of March 17, 1993 and revised as of July 12, 1993.

(3)	ASTEC accepts all previous capital increases of WAG as being in good order and shall indemnify and hold harmless PMW and WIBAU from all possible liabilities, risks and hazards and potential recourse for wrongful or insufficient capital contribution. PMW and WIBAU accept this indemnification.

(4)	The statute of limitation for the mutual claims pursuant to this Section 3 shall be 30 years.


                                  Section 4
                                General Waiver

 Upon the transfer of the shares of PMW in WAG to ASTEC all mutual claims between ASTEC on one side and PMW and WIBAU on the other side shall be settled and discharged with effect for past, presence and future irrespective of their legal grounds, except for claims pursuant to this Agreement. This shall not apply for the mutual claims of WAG and ASTEC on one side and PMW and WIBAU on the other side arising from the offer of WIBAU to WAG to sell certain business real estate located in Grundau-Rothenbergen as amended in the past and today. In particular, all claims between ASTEC on one side and PMW and WIBAU on the other side arising from the Joint Venture Agreement dated July 12, 1993 , shall be settled and discharged.

                                     IV.


                                  Assignment

(1)	PMW hereby assigns and transfers to ASTEC the shares referred to in the
 Preamble in the nominal amounts of DM 50,000, DM 1,950,000 and the two shares in the nominal amounts of DM 1 Million each, subject to the condition precedent, that the effective release statements pursuant to the provision in Article II Section 2 shall have been submitted to Boden Oppenhoff Rasor Raue and the purchase price pursuant to the provision of Article II. Section 2 shall be paid unconditionally to Boden Oppenhoff Rasor Raue.

(2)	ASTEC hereby accepts the assignment and transfer.


                                       V.

                        Real Estate, Costs, Miscellaneous

(1)	WAG does not own any real estate.

(2)	The costs of this Agreement shall be borne by ASTEC.

(3)	This Agreement shall be governed exclusively by German law, except for
 German conflicts of laws provisions.

(4)	The place of jurisdiction for all disputes under or in connection with this Agreement, including disputes relating to its validity, shall be the District Court (Landgericht) in Frankfurt am Main.

                                        VI.

                                Severability Clause

If a provision of this Agreement should be or become invalid, the validity of the other provisions of this Agreement shall not be affected thereby. The invalid provision shall be replaced by a legally valid arrangement which economically corresponds as closely as possible to the invalid provison. Gaps of the Agreement shall be filled in accordance with meaning and purpose of this Agreement; if the Agreement contains a provison for a similar situation, it shall govern.

	The aforementioned deed has been read to the persons appearing by the notary, approved by them and signed in their own hands as follows:



                               October 13, 1994


                               Before me, the



                        /s/ Dr. Ing. Hartmut Benckert
                            General Manager
                            Putzmeister-Werk


                        /s/ Mr. Waldemar Thoma
                            Procurist
                            Putzmeister-Werk

                        /s/ Mr. Peter Erbacher
                            Attorney
                            Boden Oppenhoff Rasor Raue
                            Power of Attorney for Astec Industries, Inc.

                        /s/ Dr. Gunter Eschner
                            General Manager
                            Putzmeister-Werk

                        /s/ Mrs. Erika Mack
                            Procurist
                            Grundauer Asphalt-Mischanlagen Verwaltungs-GmbH

                        /s/ Krafft D. Most
                            Notary